Exhibit 10.1

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

by and between

WILLIS LEASE FINANCE CORPORATION

and

DEVELOPMENT BANK OF JAPAN INC.

Dated as of October 11, 2016

TABLE OF CONTENTS

(continued)

i

TABLE OF CONTENTS

(continued)

Exhibits:

Exhibit A	—	Certificate of Designations

Exhibit B	—	Amendment to Bylaws

ii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of the 11 day of October, 2016 by and between Willis Lease Finance Corporation, a Delaware corporation (the “Company”), and Development Bank of Japan Inc., a Japanese corporation (the “Investor”).

The parties hereby agree as follows:

1.             Purchase and Sale of Preferred Stock.

1.1          Sale and Issuance of Series A Preferred Stock.

(a)           The Company’s Board of Directors (the “Board of Directors”) shall adopt, and the Company shall file with the Secretary of State of the State of Delaware on or before the Closing (as defined below), the Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Cumulative Redeemable Preferred Stock in the form of Exhibit A attached to this Agreement (the “Certificate of Designations”).

(b)           Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to the Investor at the Closing, 1,000,000 shares of Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), at a purchase price of $20.00 per share.  The shares of Series A Preferred Stock issued to the Investor pursuant to this Agreement (including any shares issued at the Closing) shall be referred to in this Agreement as the “Shares.”

1.2          Closing; Delivery.

(a)           Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. PST, on October 17, 2016 (the “Closing”), or at such other date, time or place as the Company and the Investor mutually agree upon, orally or in writing (the day on which the Closing takes place, the “Closing Date”).  In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)           At least five (5) Business Days prior to the Closing, the Company shall deliver to the Investor:

(1)           the form of the Certificate of Designations to be filed with the Secretary of State of the State of Delaware;

(2)           the certificate set forth in Subsection 4.1(k)(1);

(3)           the good standing certificate (or its equivalent) set forth in Subsection 4.1(k)(3); and

(4)           a draft of the legal opinion set forth in Subsection 4.1(k)(4) to be delivered at the Closing.

(c)           At least three (3) days prior to the Closing, the Investor shall deliver to the Company the form set forth in Subsection 4.2(b).

(d)           At or prior to the Closing, the Company shall deliver to the Investor:

(1)           the share certificate for the Shares issued to the Investor at the Closing;

(2)           a certificate of the Secretary of State of Delaware certifying that the Certificate of Designation has been filed;

(3)           the fee set forth in Subsection 4.1(h); and

(4)           all other agreements, documents, instruments or certificates required to be delivered by the Company pursuant to Subsection 4.1.

(e)           At or prior to the Closing, the Investor shall deliver to the Company:

(1)           the purchase price for the Shares to the Company by wire transfer of immediately available funds to a bank account designated in writing by the Company; and

(2)           all agreements, documents, instruments or certificates required to be delivered by the Investor pursuant to Subsection 4.2.

1.3          Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)           “1934 Act” means the Securities Exchange Act of 1934.

(b)           “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(c)           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d)           “Anti-Money Laundering Laws” means the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 1 3324 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended through the date hereof, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

(e)           “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York, San Francisco, California or Tokyo, Japan are authorized or required by law, regulation or executive order to close.

(f)            “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(g)           “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(h)           “Contract” means any contract, lease, deed, mortgage, license, instrument, note, loan, commitment, undertaking, indenture, joint venture and all other agreements, commitments and legally binding arrangements, whether written or oral.

(i)            “GAAP” means United States generally accepted accounting principles in effect from time to time.

(j)            “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(k)           “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(l)            “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(m)          “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers: Charles F. Willis IV, Brian Hole, Scott Flaherty, Joe Howard and Dean Poulakidas.

(n)           “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(o)           “Material Adverse Effect” means any event, occurrence, fact, condition or change that has a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property, prospects or results of operations of the Company.

(p)           “OFAC” means the United States Department of the Treasury, Office of Foreign Assets Control.

(q)           “OFAC Prohibited Person” means a country, territory, individual or Person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on OFAC’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise included within or associated with any of the countries, territories, individuals or entities referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (b) which is obligated or has any interest to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits to any countries, territories, individuals or entities on or associated with anyone on such lists or in such Laws.

(r)            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(s)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t)            “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(u)           “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(v)           “Transaction Documents” means this Agreement, the Certificate of Designation, and the Bylaws.

2.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that the following representations are true and complete on and as of the date hereof and on and as of the Closing Date.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4 and 2.5), the term the “Company” shall include, as applicable, any subsidiaries of the Company, unless otherwise noted herein.

2.1          Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (a) enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (b) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have or could reasonably be expected to have a Material Adverse Effect.

2.2          Capitalization.

(a)           The authorized capital stock of the Company consists, immediately prior to the Closing, of:

(1)           20,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), 6,689,244 shares of which were issued and outstanding as of June 30, 2016.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(2)           5,000,000 shares of preferred stock (“Preferred Stock”), of which 1,000,000 shares have been designated Series A Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Designations and as provided by the Delaware General Corporation Law (“DGCL”).

(b)           The Company has reserved 2,800,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2007 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”).  Of such reserved shares of Common Stock, as of June 30, 2016, 2,390,357 shares had been granted pursuant to restricted stock purchase agreements and 2,234,778 were outstanding, no options to purchase shares were outstanding, and 565,222 shares of Common Stock remained available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.  The Company has made available complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)           The authorized capital stock of the Company consists, immediately following the Closing, of:

(1)           20,000,000 shares of Common Stock, 6,689,244 shares of which were issued and outstanding as of June 30, 2016.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(2)           5,000,000 shares of Preferred Stock, of which 1,000,000 shares have been designated Series A Preferred Stock, 1,000,000 of which are issued and outstanding immediately following to the Closing.

(d)           As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will have been duly authorized, validly issued, fully paid and non-assessable, (ii) all of the issued and outstanding shares of capital stock of the Company will have been issued in compliance with all applicable federal and state securities Laws, and (iii) none of the issued and outstanding shares of capital stock of the Company will have been issued in violation of any agreement, arrangement or commitment to which the Company or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person.

2.3          Authorization.  All corporate action required to be taken in order to authorize the Company to execute and deliver this Agreement and any other Transaction Document, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated by this Agreement, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing.  This Agreement and any other Transaction Document, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4          Valid Issuance of Shares.

(a)           The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Certificate of Designations, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor.  Assuming the accuracy of the representations of the Investor in Section 3 of this Agreement and subject to the filings described in Subsection 2.5 below, the Shares will be issued in compliance with all applicable federal and state securities laws.

(b)           No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

2.5          Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Investor in Section 3 of this Agreement, no consent, approval, Permit, Governmental Order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby, except for the filing of the Certificate of Designations, which will have been filed as of the Closing,.

2.6          Litigation; Government Orders.

(a)           There is no Action pending or currently threatened in writing (i) against the Company affecting any of its properties or assets (or against the Company or any of its Affiliates and relating to the Company); (ii) against the Company or any officer, director or Key Employee of the Company arising out of their employment or Board of Directors relationship with the Company; or (iii) that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transaction contemplated by this Agreement.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company).  There is no Action by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, Action pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

2.7          Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation, the Certificate of Designations or its Bylaws or other organizational documents of the Company, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) to its Knowledge, under any material lease, agreement, Contract or purchase order to which it is a party or by which it is bound, or (v) to its Knowledge, of any provision of federal or state Law, statute, rule, Government Order or regulation applicable to the Company; and only in the cases of subparts (iii), (iv) and (v) above, where the violation of which would have or could reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby do not and will not (i) conflict with or result in a violation or breach of, or default under, any provision of its Certificate of Incorporation, the Certificate of Designations or its Bylaws or other organizational documents of the Company, (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company, (iii) require the consent or waiver of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; (iv) result in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material Permit applicable to the Company.

2.8          Financial Statements.  The Company has furnished to the Investor the audited financial statements of the Company and its subsidiaries (on a consolidated basis) as of the fiscal year ending December 31, 2015 (including balance sheets, income statements and statements of retained earnings, stockholders’ equity and cash flow) (the “Audited Financial Statements”), and the unaudited financial statements of the Company and its subsidiaries (on a consolidated basis) as of June 30, 2016 (including balance sheets, income statements and statements of retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, fairly present in all material respects the financial condition, results of operations and changes in financial position of Company and its subsidiaries (on a consolidated basis) as of such dates and for such periods.   The Company maintains a standard system of accounting established and administered in accordance with GAAP.

2.9          No Other Liabilities.  The Company and its subsidiaries do not have any liability, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that is required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Subsection 2.8, other than liabilities and contingent liabilities arising in the ordinary course of business consistent with past practice since the date of such financial statements.

2.10        Absence of Certain Changes, Events and Conditions. Since December 31, 2015, and other than in the ordinary course of business consistent with past practice or as set forth in public filings by the Company pursuant to the 1934 Act, there has not been, with respect to the Company, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of its Certificate of Incorporation or its Bylaws or other organizational documents of the Company;

(c)           split, combination or reclassification of any shares of its capital stock;

(d)           issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its capital stock or except for purchase under announced programs to repurchase stock, redemption, purchase or acquisition of its capital stock; or

(f)            material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements.

2.11        Foreign Corrupt Practices Act.  Neither the Company nor any of the Company’s directors, officers, agents, employees or any other Person associated with or acting on behalf of the Company has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any domestic or “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor any of its directors, officers, agents, employees or any other Person associated with or acting on behalf of the Company has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (ii) made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation or (iii) violated or is in violation of any provision of the FCPA.  The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

2.12        Anti-Money Laundering Laws.  The Company represents, warrants and agrees as follows:

(a)           (i) the Company; (ii) any Person controlling or controlled by the Company; or (iii) any Person for whom the Company is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person;

(b)           to comply with applicable Anti-Money Laundering Laws and regulations, all payments by the Company to the Investor or from the Investor to the Company will only be made in the Company’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time; and

(c)           the Company shall promptly notify the Investor should the Company become aware of any change in the information set forth in this Subsection 2.12.

2.13        Compliance with Laws; Permits.  The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, which, if breached, would have a Material Adverse Effect.

2.14        Taxes.  Except in instances that would not have a Material Adverse Effect:

(a)           The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)           The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(d)           All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax authority have been fully paid.

(e)           The Company is not a party to any Action by any Tax authority. There are no pending or threatened Actions by any Tax authority, the notice of which has been provided in writing.

(f)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than an affiliated, combined, consolidated or unitary Tax group of which the Company is the common parent. The Company has no liability for Taxes of any Person (other than the Company or a member of an affiliated, combined, consolidated or unitary Tax group of which the Company is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

2.15        Full Disclosure.  The Company’s public filings with the Security and Exchange Commission pursuant to the 1934 Act, together with the Company’s representations and warranties in this Agreement and in any certificate or other document furnished or to be furnished to the Investor pursuant to this Agreement, collectively do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.                                      Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

3.1                               Authorization.  The Investor has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and any other Transaction Document, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2                               Purchase Entirely for Own Account.  This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Shares to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor understands that it is not entitled to transfer or grant participations in the same, except as provided in the Certificate of Designations.  By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.  The Investor has not been formed for the specific purpose of acquiring the Shares.

3.3                               Disclosure of Information.  The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

3.4                               Restricted Securities.  The Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein.  The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Investor must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Investor acknowledges that the Company has no obligation to register or qualify the Shares.  The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5                               Absence of Trading Market.  The Series A Preferred Stock will be issued as a private placement and may not be assigned or re-sold by the Investor, except as provided in the Certificate of Designations.

3.6                               Legends.  The Investor understands that the Shares and any securities issued in respect of or exchanged for the Shares, may be notated with one, part or all of the following legends:

(a)                                 “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)                                 Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7                               Law of Japan.  The Investor hereby represents that it has satisfied itself as to and hereby warrants the full observance of the laws of Japan in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within Japan for the purchase of the Shares, (ii) any Japanese exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Japan.

3.8                               No General Solicitation.  The Investor acknowledges that it is not acquiring the Shares as a result of any general solicitation or advertisement in connection with the offer and sale of the Shares.

3.9                               Exculpation Among Investor.  The Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  The Investor agrees that neither the Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of the Investor shall be liable to any other investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

4.                                      Conditions to Closing.

4.1                               Conditions to Obligations of the Investor.  The obligations of the Investor to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 Compliance with Agreement.  The Company shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Due Diligence.  Investor shall be satisfied with the results of its and its representatives’ legal, accounting, and business due diligence investigation and evaluation of the Company and its subsidiaries.

(d)                                 Approval.  The Company shall have received or obtained approval of the Board of Directors and all other consents and approvals necessary for the consummation of the transactions contemplated by this Agreement.

(e)                                  Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Investor.

(f)                                   Filing of Certificate of Designations.  The Company shall have duly adopted the Certificate of Designations, which shall have been duly filed with the Secretary of State of the State of Delaware and become effective under the DGCL on or prior to the Closing and which shall remain in full force and effect as of the Closing, and Investor shall have received a certificate of the Secretary of State of Delaware certifying that the Certificate of Designation has been filed and is effective.

(g)                                  Amended Bylaws.  The Board of Directors shall have duly amended the Company’s Bylaws in substantially the form of Exhibit B (the “Bylaws”), to increase the authorized number of directors of the Company to seven (7), of which two (2) directors are reserved for the holders of the Series A Preferred Stock, to the extent that such holders are entitled to elect representatives on the Company’s Board of Directors pursuant to the Certificate of Designations.

(h)                                 Fee to Investor.  The Company shall have paid to the Investor a fee of Two Hundred Thousand Dollars ($200,000) simultaneous with the Closing.

(i)                                     No Material Adverse Effect.  There shall have been no Material Adverse Effect between the date of the Preferred Stock Offering Summary of Terms, dated September 2, 2016, entered into between the Company and the Investor, and the Closing in the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of the Company and its subsidiaries taken as a whole, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(j)                                    Laws and Regulations.  There shall be no statute, law or governmental rule, regulation or guideline in effect or proposed or pending that prohibits, restricts or enjoins or could reasonably be expected to prohibit, restrict or enjoin the consummation of the transactions contemplated by this Agreement or the Investor’s right to participate therein. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, of restraining or prohibiting consummation of such transactions or of causing any of the transactions contemplated hereby to be rescinded following completion thereof.

(k)                                 Other Documents.  Investor has received the following documents, which shall be in form and substance acceptable to Investor:

(1)                                 a certificate of a duly authorized officer of the Company, dated as of five (5) Business Days before the Closing, certifying:

(A)            that attached thereto are true and complete copies of all resolutions and other consents adopted by the Board of Directors authorizing and approving the execution, delivery, filing and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(B)                                   that attached thereto are true and complete copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), Bylaws and other constituent documents; and

(C)                                   the names and signatures of the officers of the Company authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(2)                                 a certificate of a duly authorized officer of the Company, dated as of the Closing, certifying:

(A)                                   that the resolutions and consents delivered to the Investor pursuant to Subsection 4.1(k)(1)(A) are in full force and effect as of the Closing and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(B)                                   that attached thereto is a true and complete copy of the Company’s Certificate of Incorporation (as amended to permit the issuance of the Shares), and that the Bylaws and other constituent documents delivered to the Investor pursuant to Subsection 4.1(k)(1)(B) are in full force and effect as of the Closing; and

(C)                                   that each of the conditions set forth in Subsection 4.1(a) and Subsection 4.1(b) have been satisfied;

(3)                                 a good standing certificate (or its equivalent) for the Company from the Secretary of State of the State of Delaware;

(4)                                 legal opinion of Perkins Coie LLP, counsel to the Company, indicating that the Shares, when issued and sold in accordance with the terms of this Agreement for the consideration described therein, will be duly and validly issued, fully paid and non-assessable, and as to such other matters as the Investor shall reasonably request;

(5)                                 the share certificate evidencing the Shares; and

(6)                                 such other documents or instruments as the Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

4.2                               Conditions to Obligations of the Company.

(a)                                 Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company.

(b)                                 Forms.  The Investor shall have delivered to the Company a properly completed Internal Revenue Service Form W-8BEN-E or other applicable Internal Revenue Service Form W-8.

(c)                                  The Investor shall have delivered to the Company cash in an amount equal to the purchase price of the Shares by wire transfer of immediately available funds to a bank account designated in writing by the Company.

5.                                      Reporting.  As a reporting company under the 1934 Act, the Company makes financial and other material information publicly available pursuant to periodic filings with the Securities and Exchange Commission, including without limitation under form 10-K, 10-Q and 8-K.  If for any reason the Company ceases be a reporting company under the 1934 Act, and provided that the Investor enters into a non-disclosure agreement in form reasonably acceptable to the Company, it shall make information comparable to the information that it makes available to the public as a reporting company, available to Investor, on a timely basis, including:

(a)                                 Copies of quarterly financial statements, within forty-five (45) days after the end of each calendar quarter, and audited annual financial statements within ninety (90) days after the end of each calendar year;

(b)                                 Copies of all amendments to the Certificate of Incorporation or Bylaws no later than thirty (30) days following the date of such amendments;

(c)                                  Notification of significant events that materially and adversely affect the Company’s financial performance and governance;

(d)                                 Material agreements that affect the Company’s financial performance, including without limitation, agreements containing restrictions on indebtedness; and

(e)                                  Upon request by the Investor, copies of such other information that the Company provides to banks and lending institutions pursuant to its most senior credit facility.

6.                                      Miscellaneous.

6.1                               Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company.

6.2                               Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party and any purported assignment in violation of this Subsection 6.2 shall be null and void.  No assignment shall relieve the assigning party of any of its obligations hereunder.

6.3                               Governing Law.  This Agreement shall be governed by the internal Law of the State of Delaware without giving effect to any choice or conflict of Law provision or rule.

6.4                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, with written confirmation of receipt, (b) when sent, if sent by electronic mail or facsimile, with confirmation of transmission, during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.  All communications shall be sent to the parties at their respective address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6.

6.7                               No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees or representatives is responsible.  The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8                               Fees and Expenses.  Except as otherwise expressly provided in this Agreement, each party will pay its own fees and expenses in connection with the transactions contemplated by this Agreement.

6.9                               Attorneys’ Fees.  Except as otherwise expressly provided in this Agreement, each party will pay its own legal and administrative costs in connection with the transactions contemplated by this Agreement.

6.10                        Amendments.  Any term of this Agreement may be amended, terminated or waived only with the written consent of each party

6.11                        Severability.  The invalidity, illegality or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Upon a determination that any provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.12                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and signed by the party so waiving and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13                        Entire Agreement.  This Agreement (including the Exhibits hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL:  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.15                        Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.16                        Public Announcements.  The Company shall not issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Investor, except for any press release, public announcement or other public disclosure that is required by applicable Law or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure, the Company shall have given written notice to the Investor in reasonable detail the proposed content of such disclosure and shall permit the Investor to review and comment upon the form and substance of such disclosure.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Charles F. Willis, IV

Name:	Charles F. Willis, IV
(print)

Title:	Chief Executive Officer

Address:	773 San Marin Drive, Suite 2215
Novato, CA 94998 USA
Attention: Legal Department
Fax: +1-415-408-4701
Email: dpoulakidas@willislease.com

SIGNATURE PAGE TO SERIES A PREFERRED STOCK PURCHASE AGREEMENT

DEVELOPMENT BANK OF JAPAN INC.

By:	/s/ Junichi Sakamaki

Name:	Junichi Sakamaki
(print)

Title:	General Manager Corporate Finance Department Division1

Address: Otemachi Financial City South Tower 9-6, Otemachi 1-chrome, Chiyoda-ku, Tokyo 100-8178, Japan

SIGNATURE PAGE TO SERIES A PREFERRED STOCK PURCHASE AGREEMENT

CERTIFICATE OF DESIGNATIONS

(See Attached)

EXHIBIT A TO SERIES A PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT TO BYLAWS

(See Attached)

EXHIBIT B TO SERIES A PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT TO BYLAWS

OF

WILLIS LEASE FINANCE CORPORATION

The Bylaws of Willis Lease Finance Corporation (the “Bylaws”) are amended as follows:

1.                                      Section 3.02 of the Bylaws is amended and restated in its entirety as follows:

“SECTION 3.02      Number and Term of Office.  The authorized number of directors shall be seven (7), and such number shall not be changed except by a Bylaw amending this section duly adopted by the Board or duly adopted by the stockholders pursuant to the terms of Article IX of the Certificate of Incorporation.  Directors need not be stockholders.  Each of the directors of the Corporation shall hold office until his successor shall have been duly elected and shall qualify or until he shall resign, die, become disqualified or disabled or shall otherwise be removed in the manner hereinafter provided.”

CERTIFICATE OF CORPORATE SECRETARY

The undersigned, being the duly elected Corporate Secretary of Willis Lease Finance Corporation, a Delaware corporation, hereby certifies that the Amendment to Bylaws to which this Certificate is attached was duly adopted by the Board of Directors of said corporation on October    , 2016.

By:
Dean M. Poulakidas, Corporate Secretary

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